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                                                                    Exhibit 11.1



           STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEARS ENDED MARCH 31,
                                                                        =======================================
                                                                           1997            1996          1995
                                                                        ----------     ----------    ----------

     Net income......................................................   $    5,826     $    2,878    $      374
                                                                        ==========     ==========    ==========

     Weighted average shares outstanding:
     Common stock....................................................       10,997          5,933         2,190
     Common stock issuable upon exercise of stock options............          732            505           762
     Convertible Preferred Stock (2).................................           --          3,506         5,837
     Common stock issuable upon exercise of stock options granted....
        subsequent to March 31, 1994 through November 6, 1995 (2)....           --            536           893
     Warrants........................................................           --             22            36
                                                                        ----------     ----------    ----------
     Weighted average common shares and equivalents..................       11,729         10,502         9,718
                                                                        ----------     ----------    ----------
     Net income per share............................................   $    0.50      $     0.27    $     0.04
                                                                        =========      ==========    ==========


(1) This exhibit should be read in conjunction with Note 1 of Notes to Consolidated Financial Statements.

(2) Stock options granted (using the treasury stock method and the initial public offering price of $17 per share) and Convertible Preferred Stock (using the if-converted method) have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented through November 6, 1995, the effective date of the Company's initial public offering.